EXHIBIT 10.4

CADENCE DESIGN SYSTEMS, INC.
RESTRICTED STOCK UNIT AGREEMENT
OMNIBUS EQUITY INCENTIVE PLAN (“PLAN”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants the participant named below (the “Participant”) Restricted Stock Units (the “Award”) as set forth below. Each Restricted Stock Unit represents the right to receive one Share (as adjusted from time to time pursuant to the Plan), subject to the fulfillment of the vesting and other conditions set forth in this Agreement.
The Award is subject to the terms and conditions set forth in this Restricted Stock Unit Agreement, including the performance-based vesting conditions contained in Exhibit A attached hereto, and the list of companies included in either the S&P MidCap 400 Information Technology Index or the S&P 500 IT Index as of the Date of Award as set forth on Exhibit B attached hereto (collectively, this “Agreement”), and in the Plan located on the Employee Stock Services Website (located at https://cadence.sharepoint.com/sites/legal/sitepages/employeestockservices.aspx); provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail. Moreover, in the event of a conflict between the terms of this Agreement (read together with the Plan) and the terms of a written employment agreement, the transition and release agreement attached to the Participant’s employment agreement (the “Transition Agreement”), severance plan or other similar agreement between the Participant and the Company that has been approved by the Board (as defined below) (collectively, the “Written Agreements”), the terms of the Written Agreement(s) shall prevail, except that (i) the vesting and acceleration of vesting and settlement terms herein shall, with respect to this Award, supersede such corresponding terms in the Written Agreements, and (ii) in connection with a Change in Control, Section 3 of Exhibit A hereto (including the definition of “Change in Control” as incorporated by reference to the Plan) shall, with respect to this Award, supersede any corresponding change in control sections in the Written Agreements.
Capitalized terms that are not defined herein or explicitly referenced to another agreement shall have the meanings set forth in the Plan.
Participant (Name): [●]
ID Number: [●]
Date of Award: March [●], 2025
Total Number of Shares Subject to Restricted Stock Units on the Date of Award: [●] Shares
The Shares are rounded to the nearest whole number of shares. No fractional shares will be issued under this Agreement.
Vesting Schedule:
If the Company achieves the performance goals set forth on Exhibit A (the “Performance Goals”) and the Participant has maintained Continuous Status as an Employee from the Date of Award through the applicable Vesting Date (as defined in Exhibit A), the Shares subject to the Award shall vest in accordance with Exhibit A.
The portion of the Shares subject to this Award that do not vest at the end of the 5-Year Performance Period (as defined in Exhibit A) shall be forfeited and cancelled by the Company.

Settlement. Except as otherwise provided for herein and subject to the fulfillment of the vesting and other conditions set forth in this Agreement and Section 3 of Exhibit A hereto, settlement of the vested Restricted Stock Units, if any, shall be effected in the form of issuance of whole Shares, within 60 days following the one-year anniversary of the applicable Vesting Date (as defined in Exhibit A). Each vested Restricted Stock Unit will be settled by the delivery of one Share (subject to adjustment under the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, provided that the Participant has remained in Continuous Status as an Employee through the applicable Vesting Date (except as otherwise set forth in this Agreement), has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with such Shares, and has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of such Shares. No fractional shares will be issued under this Agreement.
Status of Award. Until the Restricted Stock Units vest and the Shares subject to the Restricted Stock Units are issued to the Participant pursuant to the terms of this Agreement, the Participant will have no rights as a stockholder of the Company with respect to the Shares subject to the Award (including, without limitation, any voting or dividend rights with respect to such Shares). Following the issuance of such Shares to the Participant hereunder, the Participant shall be recorded as a stockholder of the Company with respect to such Shares and shall have all voting rights and rights to dividends and other distributions with respect to such Shares.
Termination of Continuous Status as an Employee. Except as otherwise provided in this Agreement in the sections below entitled “Termination Without Cause or due to Constructive Termination,” and “Death or Permanent Disability of Participant,” in the event of the termination of the Participant’s Continuous Status as an Employee for any reason (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s Written Agreements), the Participant’s Award shall immediately cease to vest and any rights to any underlying unvested Shares shall be forfeited without consideration to the Participant on the effective date of the termination of his or her Continuous Status as an Employee.
The Participant’s Continuous Status as an Employee will terminate effective as of the date the Participant is no longer employed by the Company (such date, the “Termination Date”), with such
Termination Date being as of the end of any notice period mandated under local laws or provided for in the Participant’s Written Agreements (if applicable); provided, however, that the commencement of the “Transition Period” provided in the Participant’s Transition Agreement shall be deemed to immediately terminate Participant’s Continuous Status as an Employee. Subject to Section 409A of the Code, the Board (as defined below) shall have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee has terminated for purposes of the Award.
Upon termination of the Participant’s Continuous Status as an Employee, any Restricted Stock Units forfeited by the Participant shall be cancelled without payment of any consideration to the Participant.
Termination without Cause or due to Constructive Termination.  In the event that the Participant has maintained Continuous Status as an Employee until March 15, 2027 and thereafter the Participant’s Continuous Status as an Employee is terminated by the Company without Cause (as defined in the Participant’s Written Agreements) or the Participant terminates his or her Continuous Status as an Employee due to Constructive Termination (as defined in the Participant’s Written Agreements), in each case, prior to the end of the 5-Year Performance Period (as defined in Exhibit A), the Participant shall remain entitled to continued vesting of the Award as if employment had not terminated, based on the actual achievement of the Performance Goals as determined pursuant to Exhibit A through the end of the first Performance Period (as defined in Exhibit A) that ends after the Termination Date; provided, however, that in no event shall the aggregate number of Shares that vest pursuant to this Award (including any portion of the Award that previously vested under any Performance Period that concluded prior to the Termination Date) exceed the applicable percentage of the Adjusted Shares determined in accordance with Exhibit C (such pro-rated number of Adjusted Shares, the “Maximum Pro-Rata Amount”).  For the avoidance of doubt, in the event a number of Shares equal to the Maximum Pro-Rata Amount vest prior to the end of the 5-Year Performance Period, the Participant shall not be entitled to vesting of any additional Shares on any applicable Vesting Date, and any remaining Shares subject to this Award shall be forfeited and cancelled by the Company.
Any prorated vesting of the Award shall be conditioned upon (i) the Participant’s timely execution and non-revocation of the Transition Agreement and (ii) the Participant’s continued compliance with the terms of the Transition Agreement. The Restricted Stock Units that vest under this section shall be settled in whole Shares, within 60 days following the one-year anniversary of the applicable Vesting Date; provided, however, that if a Change in Control occurs following the Participant’s termination of Continuous Status as an Employee due to termination by the Company without Cause or by the Participant due to Constructive Termination and such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, then the Award shall be settled within 60 days following the Vesting Date to the extent permitted by Section 409A of the Code.
Upon termination of the Participant’s Continuous Status as an Employee, any Restricted Stock Units forfeited by the Participant shall be cancelled without payment of any consideration to the Participant.
Role Change.  In the event that the Participant has maintained Continuous Status as an Employee until March 15, 2027 and thereafter the Participant undergoes a material change in the Participant’s authority, duties, responsibilities, title, or reporting relationship, as determined by the Committee in its discretion (a “Role Change”), prior to the end of the 5-Year Performance Period, then, if determined appropriate by the Committee in its discretion, (i) the Participant shall only remain entitled to continued vesting of the Award based on the actual achievement of the Performance Goals as determined pursuant to Exhibit A through the end of the first Performance Period that ends after the effective date of the Role Change, and (ii) any portion of the Award that remains unvested on the next Vesting Date following the effective date of the Role Change shall be cancelled without the payment of any consideration to the Participant; provided, however, that in no event shall the aggregate number of Shares that vest pursuant to this Award (including any portion of the Award that previously vested under any Performance Period that concluded prior to the effective date of the Role Change) exceed the Maximum Pro-Rata Amount (determined in accordance with Exhibit C, and treating for such purpose the effective date of the Role Change as the Participant’s Termination Date).  For the avoidance of doubt, in the event a number of Shares equal to the Maximum Pro-Rata Amount vest prior to the end of the 5-Year Performance Period, the Participant shall not be entitled to vesting of any additional Shares on any applicable Vesting Date, and any remaining Shares subject to this Award shall be forfeited and cancelled by the Company.
The Restricted Stock Units that vest under this section shall be settled in whole Shares, within 60 days following the one-year anniversary of the applicable Vesting Date; provided, however, that if a Change in Control occurs following the effective date of the Participant’s Role Change and such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, then the Award shall be settled within 60 days following the Vesting Date to the extent permitted by Section 409A of the Code.
Death or Permanent Disability of Participant. In the event that (i) the Participant has remained in Continuous Status as an Employee since the Date of Award (not including the “Transition Period” provided in the Participant’s Transition Agreement) and (ii) the Participant’s Continuous Status as an Employee terminates due to death or Permanent Disability (as defined in the Participant’s Written Agreements), in each case, prior to the end of any Performance Period, then the Award shall vest based on the number of Restricted Stock Units that would have vested at the end of the Performance Period that ends first after the Termination Date.
Such vesting shall be determined based on actual achievement of the Performance Goals through the end of the applicable Performance Period as determined pursuant to Exhibit A, less any portion of the Award that previously vested under any Performance Period that concluded prior to the Termination Date.
Any vesting of the Award shall be conditioned upon (i) the Participant’s, or in the event of the Participant’s death, the Participant’s estate’s or heirs’ timely execution and non-revocation of the Transition Agreement and (ii) the Participant’s continued compliance with the terms of the Transition Agreement. The Restricted Stock Units that vest under this section shall be settled in whole Shares (i) in the case of death, within 60 days following the Vesting Date and (ii) in the case of a termination of the Participant’s Continues Status due to Permanent Disability, within 60 days following the one-year anniversary of the applicable Vesting Date; provided, however, that if a Change in Control occurs following the termination of the Participant’s Continues Status due to Permanent Disability and such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, then the Award shall be settled within 60 days following the Vesting Date to the extent permitted by Section 409A of the Code.
Upon termination of the Participant’s Continuous Status as an Employee, any Restricted Stock Units forfeited by the Participant shall be cancelled without payment of any consideration to the Participant.
Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 4(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion (collectively, the “Board”). Such decision shall be final and binding.
Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Restricted Stock Units or Shares subject thereto prior to the date such Shares are issued to the Participant pursuant to this Agreement shall be strictly prohibited and void.
Section 409A Compliance. This Award is intended to comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the Award to become vested and be settled upon the Participant’s termination of Continuous Service, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death, to the extent required to comply with Section 409A of the Code. Further, to the extent that the settlement of the Award is subject to the execution and non-revocation of the Transition Agreement and the period to consider the Transition Agreement begins in one taxable year and ends in a second taxable year, the Award shall be paid or provided in the later of the two taxable years.
Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act or any other similar applicable law (whether U.S. or foreign law) covering the Award and/or the Shares subject to the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.
Insider Trading. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). Further, the Participant acknowledges that the Participant’s country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling shares) and that the Participant is solely responsible for complying with such laws or regulations.
Clawback Policy. The Participant acknowledges and agrees that this Award is subject to the Company’s Clawback Policy in effect on the date hereof and as may be amended from time to time to comply with applicable law and the terms and conditions of which are incorporated by reference into this Agreement. The Participant also acknowledges that such Clawback Policy has been provided or made available to the Participant.
Certain Conditions of the Award. In accepting the Award, the Participant acknowledges and agrees that:
(a)The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;
(c)All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;
(d)The Participant’s participation in the Plan shall not create a right to further Continuous Status as an Employee or Consultant and shall not interfere with the ability of the Company (or any Affiliate) to terminate the Participant’s Continuous Status as an Employee or Consultant at any time;
(e)The Award and the Participant’s participation in the Plan will not be interpreted to form an employment contract or service contract or relationship with the Company or any Affiliate;
(f)The Participant is voluntarily participating in the Plan;
(g)The Award and the Shares subject to the Award, and the income and value of the same, are not intended to replace any pension rights or compensation;
(h)The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(i)The future value of the Shares subject to the Award is unknown and cannot be predicted with certainty;
(j)Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)If the Participant resides outside of the United States, in addition to subsections (a) through (j) above, the following provisions will also apply:
(i)The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for any purpose;
(ii)None of the Company, any Affiliate or the Company or the Affiliate employing or engaging the Participant (the “Employer”) shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the Award or of any amounts due to Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement; and
(iii)No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s Continuous Status as an Employee or Consultant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
Tax Withholding
(a)    Responsibility for Taxes. Regardless of any action taken by the Company or the Employer with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Award and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)    Withholding in Shares. Subject to applicable local law and to the extent that the Company or the Employer is required to withhold Tax-Related Items with respect to the Award, the Company shall require the Participant to satisfy his or her obligation for Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value, as defined in the Plan as of the date on which the Tax-Related Items arise, not in excess of the amount of such Tax-Related Items.
The Company shall withhold or account for Tax-Related Items based on the applicable minimum statutory withholding amounts or such other applicable withholding rate specified by the Participant. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(c)    Alternative Withholding Methods. Provided Local Law prevents the Company from withholding in Shares, the Company may satisfy its obligations for Tax-Related Items by:
(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or
(ii)withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization);
provided, however, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, as amended, then the Participant shall be able to elect, in Participant’s sole and absolute discretion, from the withholding methods set forth in the foregoing clauses (i) and (ii), or whether to pay in cash the amount of the Tax-Related Items to the Company and/or Employer.
(d)    Acceleration of Settlement to Pay Employment Taxes. Notwithstanding anything herein to the contrary and subject to Section 409A of the Code, Shares to be delivered under this Agreement shall be accelerated as required to pay employment taxes incurred by the Participant related to the Shares subject to this Agreement prior to the scheduled settlement of the Shares pursuant to this Agreement, in accordance with and to the extent permitted by U.S. Treasury Regulation 1.409A-(3)(j)(vi), with the payment of such employment related taxes to be accomplished by the Company withholding whole Shares which would otherwise be issued or transferred to the Participant having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the amount of such employment taxes.

Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, including the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the Plan documents and Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.
Data Privacy. This Data Privacy section applies if the Participant resides outside of the United States:
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that Data may include certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor.
The Participant understands that Data will be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
The Participant authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a an Employee or Consultant and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Governing Law and Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
[Acceptance and Acknowledgment Follows]

Acceptance. Your right to the Award will be forfeited unless you accept and acknowledge below.

Cadence Design Systems, Inc.
By:	_________________________________
Name:
Title:
Date:

Acknowledged and Agreed
By:	_________________________________
Name:	[●]
Date:

EXHIBIT A
PERFORMANCE-BASED AWARD VESTING CRITERIA
1.Vesting and Caps. On March 15, 2028 (the period from the Date of Award through such date is herein called the “3-Year Performance Period”), the portion, if any, of the Adjusted Shares that will vest shall be determined by the product of the Adjusted Shares multiplied by the applicable Vesting Factor (as calculated in Section 2 below), subject to (i) a limit of not more than 33% of the Adjusted Shares and (ii) the 2.5x Value Cap (as defined below).
On March 15, 2029 (the period from the Date of Award through such date is herein called the “4-Year Performance Period”), the portion, if any, of the Adjusted Shares that will vest shall be determined by the product of the Adjusted Shares multiplied by the applicable Vesting Factor (as calculated in Section 2 below) less any Shares that vested at the end of the 3-Year Performance Period (as converted to Adjusted Shares), subject to (i) a limit of not more than 67% of the Adjusted Shares for the 3-Year Performance Period and the 4-Year Performance Period in the aggregate and (ii) the 2.5x Value Cap.
On March 15, 2030 (the period from the Date of Award through such date is herein called the “5-Year Performance Period”), the portion, if any, of the Adjusted Shares that will vest shall be determined by the product of the Adjusted Shares multiplied by the applicable Vesting Factor (as calculated in Section 2 below) less any Shares that vested at the end of the 3-Year Performance Period and 4-Year Performance Period (as converted to Adjusted Shares), subject to (i) a limit of 100% of the Adjusted Shares for all Performance Periods in the aggregate and (ii) the 2.5x Value Cap.
The “2.5x Value Cap” will operate as follows: If the closing trading price of the Company’s common stock on a Vesting Date (the “Applicable Closing Price”) exceeds $655 (the “Price Cap”), which is 2.5 times the Baseline Price (as defined below), then the number of Shares that would otherwise vest on such Vesting Date without the application of this sentence (such number of Shares, the “Base Vesting Number”) shall be limited to the “Adjusted Vesting Number,” which is a number equal to the quotient of (i) the Base Vesting Number multiplied by the Price Cap, divided by (ii) the Applicable Closing Price, with the result rounded to the nearest whole number.
Notwithstanding any language in this Agreement to the contrary and subject to the 33%, 67%, and 100% limits specified above (the “Performance Period Cumulative Caps”) and the 2.5x Value Cap, the maximum cumulative shares for a Vesting Date shall be earned and vest on such Vesting Date (provided the Participant has maintained Continuous Status as an Employee through such Vesting Date) if on any day during the three-month period immediately preceding such Vesting Date (the “Lookback Period”) both of the following are true: (i) the Average Market Price is at or above the price required to earn the maximum number of Shares for such Vesting Date, and (ii) the Cumulative TSR Growth Performance Goal is satisfied. For purposes of measuring whether the Cumulative TSR Growth Performance Goal is satisfied as of any particular day during a Lookback Period, the applicable Performance Period relating to such Lookback Period shall be deemed to end on such particular day.
The number of shares vesting at any time shall be rounded to the nearest whole number of shares. No fractional shares will be issued under this Agreement.

2.Vesting Factor.
The “Vesting Factor” shall be determined as follows:

	Performance Goal: Average Market Price(1)	Performance Goal: Cumulative TSR Growth(2)	Vesting Factor(3)
Threshold	$359.00 (which is the “Base Threshold Average Market Price”)	The Company’s Cumulative TSR Growth for the period from the Date of Award through the end of the applicable Performance Period is equal to or above the 35th percentile of the Peer Group	0
Maximum	$524.00 (which is the “Base Maximum Average Market Price”)	The Company’s Cumulative TSR Growth for the period from the Date of Award through the end of the applicable Performance Period is equal to or above the 35th percentile of the Peer Group	1

(1)“Average Market Price” means the average of the closing prices of a share of the Company’s common stock, as reported on the principal national stock exchange on which such common stock is traded, for the twenty (20) consecutive trading days ending on the date for which the Average Market Price is being determined for the achievement of the Performance Goal (i.e., March 15, 2028, March 15, 2029, March 15, 2030, and any day within a Lookback Period); provided, however, that if the date for which the Average Market Price is being determined is a day that is not a trading day on the principal national stock exchange on which such common stock is traded, then the measurement date will be the last trading day prior to the date for which the Average Market Price is being determined.
The Average Market Price Performance Goals shall be adjusted for any increase or decrease in the number of issued shares resulting from a stock split or any other increase or decrease in the number of issued shares effected without payment or receipt of consideration by the Company. For avoidance of doubt, conversion of any convertible securities of the Company shall not be deemed to have been “effected” without receipt of consideration.
(2)“Cumulative TSR Growth” means the Company’s cumulative total shareholder return during the applicable Performance Period, assuming dividend reinvestment (determined based on the Record Date (as defined below) with respect to such dividends).
The “Cumulative TSR Growth” percentage for the applicable Performance Period is obtained by:
(i)Subtracting the Grant Date Average Market Price (as defined below) from the Ending Stock Value (as defined below), then
(ii)Dividing the difference obtained in (i) above by the Grant Date Average Market Price, with the quotient expressed as a percentage.

The Cumulative TSR Growth Performance Goal for an applicable Performance Period shall be satisfied if the Cumulative TSR Growth for the period from the Date of Award through the end of such Performance Period is equal to or above the 35th percentile of the Peer Group. No Shares shall vest at the end of the applicable Performance Period if the Company’s Cumulative TSR Growth for the period from the Date of Award through the end of the applicable Performance Period is below the 35th percentile of the Peer Group.
(3)The “Vesting Factor” for the applicable Performance Period shall be a number between 0 and 1, inclusive, and shall be interpolated linearly for performance between threshold and maximum performance levels and obtained by calculating the following quotient, whereby:
(i)The numerator shall be the Average Market Price for the last day of the applicable Performance Period minus the Base Threshold Average Market Price, and
(ii)the denominator shall be the Base Maximum Average Market Price minus the Base Threshold Average Market Price.
3.Change in Control. In the event of a Change in Control prior to March 15, 2030, (i) the Performance Periods shall cease as of the date of the Change in Control, (ii) for purposes of determining vesting of the Adjusted Shares, the Average Market Price and the closing price of a share of the Company’s common stock for purposes of calculating the Cumulative TSR Growth shall equal the effective purchase price of each share of Common Stock paid by the acquirer in the Change in Control transaction, and (iii) the Adjusted Shares shall vest on each applicable Vesting Date pursuant to Section 1 above; provided, however, if the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then the Award shall be settled within 60 days following the one-year anniversary of the applicable Vesting Date, subject to the Participant maintaining Continuous Status as an Employee through the applicable Vesting Date and the Performance Period Cumulative Caps; provided, however, following a Change in Control, if the Participant’s employment is terminated:
(a)Due to death or Permanent Disability (as defined in the Written Agreements),
(b)By the Company without Cause (as defined in the Written Agreements) or
(c)By the Participant due to Constructive Termination (as defined in the Written Agreements), the Adjusted Shares that would have vested under clause (ii) of this Section 3 in the absence of the Performance Period Cumulative Caps based on the effective purchase price of each share of Common Stock paid by the acquirer in the Change in Control transaction as provided in clause (ii) in the above paragraph shall vest immediately and shall be settled within 60 days of such termination of Continuous Service; provided, however, in the case of termination of Continuous Status due to Permanent Disability, by the Company without Cause or by the Participant due to Constructive Termination, if (i) the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or (ii) the Participant’s termination of Continuous Status due to Permanent Disability, by the Company without Cause or by the Participant due to Constructive Termination occurs more than two years following the Change in Control, then the Adjusted Shares that vest pursuant to this paragraph shall be settled within 60 days following the one-year anniversary of the applicable Vesting Date.

In the event that the acquirer in a Change in Control does not effectively assume the Award (as determined by the Board as constituted prior to the Change in Control in its sole discretion), then in lieu of clause (iii) of this Section 3, the Adjusted Shares that are eligible for vesting based on the achievement of the Performance Goals based on the effective purchase price of each share of Common Stock paid by the acquirer in the Change in Control transaction as provided in clause (ii) of this Section 3 shall vest immediately prior to such Change in Control without regard to the Performance Period Cumulative Caps; provided, however, that if the Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or the settlement of the Award upon such Change in Control would not otherwise be permissible under Section 409A of the Code, then the Award shall be settled upon the earlier to occur of (i) within 60 days following the one-year anniversary of the applicable Vesting Date and (ii) within 60 days following the Participant’s death.
4.Definitions.
“Accumulated Shares” means the sum of (i) one (1) share of common stock plus (ii) the cumulative number of shares of common stock that would be purchased with the applicable dividend paid on a share of common stock for which the Record Date occurs during the applicable Performance Period or the 20 consecutive trading days ending on and inclusive of the beginning of the Performance Period, assuming that such dividends are immediately reinvested in shares of common stock at the closing price of a share of common stock on the applicable Record Date.

“Adjusted Shares” mean the number of Shares subject to the grant equitably adjusted for any increase or decrease in the number of issued Company shares resulting from a stock split or any other increase or decrease in the number of issued shares effected without payment or receipt of consideration by the Company.

“Baseline Price” means $262.00.

“Ending Stock Value” means the average, for the 20 consecutive trading days ending on and inclusive of the last day of the applicable Performance Period, of the product of (i) the number of Accumulated Shares multiplied by (ii) the closing price of a share of the Company’s common stock, as reported on the principal national stock exchange on which such common stock is traded.

“Grant Date Average Market Price” means $251.18, which is the trailing 20-day average closing price on the Date of Award, inclusive of the Date of Award.

“Peer Group” means the companies included in either (i) the S&P MidCap 400 Information Technology Index or (ii) the S&P 500 IT Index (together, with the S&P MidCap 400 Information Technology Index, the “S&P Indices”) as of the Date of Award listed in Exhibit B; provided, however, that any company that, during the applicable Performance Period, is (i) acquired by another person (except as noted below), or (ii) de-listed from the S&P Indices for any reason other than bankruptcy shall be excluded from the Peer Group for such Performance Period; provided, further, that a company that is removed from either of the S&P Indices for any reason other than acquisition or bankruptcy but continues to be publicly traded shall remain a member of the Peer Group. In the case of a Peer Group member that is acquired during the Performance Period, such Peer Group member shall be included in the first Performance Period during which such acquisition closes (the “Acquisition Performance Period”) with the Ending

Stock Value assigned to such Peer Group member based on the transaction price received by such member’s shareholders in such acquisition, as determined by the Committee, and such Peer Group member shall be excluded with respect to any Performance Periods ending after the Acquisition Performance Period. For the avoidance of doubt, if a company in the Peer Group files for bankruptcy prior to the end of the 5-Year Performance Period, such company will continue to be included in the Peer Group. If there is insufficient information to calculate the Cumulative TSR Growth for such bankrupt company, such company shall be treated as having the lowest Cumulative TSR Growth of all the companies in the Peer Group.

“Performance Period” means each of the 3-Year Performance Period, the 4-Year Performance Period, and the 5-Year Performance Period.

“Record Date” means the record date on which a stockholder must hold a share of common stock in order to be entitled to a dividend in respect of such share.

“Vesting Date” means March 15, 2028, March 15, 2029 or March 15, 2030 for the 3-Year Performance Period, the 4-Year Performance Period or the 5-Year Performance Period, respectively.

EXHIBIT B
LIST OF COMPANIES INCLUDED IN THE S&P MIDCAP 400 INFORMATION TECHNOLOGY INDEX AND THE S&P 500 IT INDEX AS OF THE DATE OF AWARD
(attached)

EXHIBIT C
DETERMINATION OF MAXIMUM PRO-RATA AMOUNT
The Maximum Pro-Rata Amount will equal the percentage of the Adjusted Shares set forth in the table below that corresponds to the full number of months set forth in the table below that have elapsed from March 15, 2025 through and including Participant’s Termination Date.

Number of Months	Maximum Pro-Rata Amount
24	22.0%
25	22.9%
26	23.8%
27	24.8%
28	25.7%
29	26.6%
30	27.5%
31	28.4%
32	29.3%
33	30.3%
34	31.2%
35	32.1%
36	41.2%
37	43.4%
38	45.6%
39	47.8%
40	50.1%
41	52.3%
42	54.5%
43	56.7%
44	58.9%
45	61.2%
46	63.4%
47	65.6%
48	72.8%
49	75.1%
50	77.3%
51	79.6%
52	81.9%
53	84.1%
54	86.4%

55	88.7%
56	90.9%
57	93.2%
58	95.5%
59	97.7%
60	100.0%